UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2006
REGENERON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New York	000-19034	133444607
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)
(914) 347-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

 At an investor conference held today, Regeneron’s collaborator on the VEGF Trap cancer program, sanofi-anventis, presented a slide on their calendar of planned regulatory submissions which indicated a time period of 2007/2008 for submission of the application for the first marketing approval for the VEGF Trap. At this same conference, sanofi-aventis stated that the companies have initiated a single-agent phase 2 study of the VEGF Trap in non-small cell lung adenocarcinoma and plan to initiate two additional phase 2 single agent studies of the VEGF Trap in advanced ovarian cancer and symptomatic malignant ascities.

This Form 8-K includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreement with the sanofi-aventis Group, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.
Dated: February 24, 2006	By:	/s/ Stuart Kolinski
Stuart Kolinski
Vice President and General Counsel